UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RALCORP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Missouri (State of incorporation)	43-1766315 (IRS employer identification no.)
800 Market Street, Suite 2900 St. Louis, MO (Address of principal executive offices)	63101 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered Right to Purchase Series E Junior Participating Cumulative Preferred Stock	Name of Each Exchange on Which Each Class is to be Registered New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.                                                     ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.                                                     ☐

Securities Act registration statement file number to which this form relates:          Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:                              None

EXPLANATORY NOTE

Ralcorp Holdings, Inc., a Missouri corporation (“the Company”), hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-12619) filed with the Securities and Exchange Commission on May 4, 2011 (the “Registration Statement”).  Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Shareholder Protection Rights Agreement (the “Rights Agreement”), dated as of May 4, 2011, by and between the Company and Computershare Trust Company, N.A., as the rights agent (the “Rights Agent”).

Item 1.  Description of Registrant’s Securities to be Registered.

On November 26, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ConAgra Foods, Inc., a Delaware corporation (“ConAgra Foods”), and Phoenix Acquisition Sub Inc., a Missouri corporation and a wholly owned subsidiary of ConAgra (“Merger Subsidiary”).  In connection with the Company’s execution of the Merger Agreement, on November 26, 2012, the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement (the “Amendment”).  The Amendment, among other things, (1) includes the Company’s express written consent to the execution, delivery and performance of the Merger Agreement and the announcement and consummation of the transactions contemplated thereby, pursuant to which ConAgra Foods has become the Beneficial Owner (as defined in the Rights Agreement) of more than 10% of the outstanding shares of Common Stock of the Company, and (2) clarifies that insofar as such consent has been given, the Rights Agreement will be inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Merger (as defined in the Merger Agreement).  In particular, the Amendment clarifies that none of ConAgra Foods, Merger Subsidiary nor any of their respective Affiliates or Associates will be deemed to be an “Acquiring Person” as a result of the approval, execution, delivery or performance in accordance with its terms of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby.  In addition, the Amendment provides that all Rights will expire in their entirety immediately prior to the Effective Time (as defined in the Merger Agreement) without any payment to be made in respect thereof, and that none of the approval, execution, delivery or performance in accordance with its terms of the Merger Agreement will give rise to an event that would result in the occurrence of the “Distribution Date” or a “Stock Acquisition Date.”

The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference.  The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such Exhibit.

Item 2.  Exhibits.

4.2          Amendment No. 1, dated as of November 26, 2012, to the Shareholder Protection Rights Agreement, dated as of May 4, 2011, between Ralcorp Holdings, Inc. and Computershare Trust Company, N.A. (previously filed as Exhibit 4.1 to the Form 8-A filed May 4, 2011 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 29, 2012

RALCORP HOLDINGS, INC.

By:     /s/ Gregory A. Billhartz
Name:  Gregory A. Billhartz

            Title:    Corporate Vice President, General Counsel

                         and Secretary

Exhibit Index

4.2          Amendment No. 1, dated as of November 26, 2012, to the Shareholder Protection Rights Agreement, dated as of May 4, 2011, between Ralcorp Holdings, Inc. and Computershare Trust Company, N.A. (previously filed as Exhibit 4.1 to the Form 8-A filed May 4, 2011 and incorporated herein by reference).